Exhibit (d)(1)(i)(B)(v)

AMENDMENT NO. 4

TO THE

INVESTMENT MANAGEMENT AGREEMENT

AMENDMENT NO. 4 effective as of May 1, 2017 (“Amendment No. 4”), to the Investment Management Agreement dated as of May 1, 2011, as amended (“Agreement”), between EQ Advisors Trust, a Delaware statutory trust (the “Trust”), and AXA Equitable Funds Management Group, LLC, a limited liability company organized in the State of Delaware (“FMG LLC” or “Manager”).

The Trust and FMG LLC agree to modify and amend the Agreement, as follows:

1.	Name Changes: The following Portfolio names shall be changed as follows:

Current Name	New Name
EQ/Boston Advisors Equity Income	1290 VT Equity Income
EQ/GAMCO Mergers and Acquisitions	1290 VT GAMCO Mergers & Acquisitions
EQ/GAMCO Small Company Value	1290 VT GAMCO Small Company Value

2.	Appendix A: Appendix A to the Agreement, which sets forth the Portfolios of the Trust for which FMG LLC is appointed investment manager is hereby replaced in its entirety by Appendix A attached hereto, and

3.	Appendix B: Appendix B to the Agreement, which sets forth the fees payable to FMG LLC with respect to each Portfolio is hereby replaced in its entirety by Appendix B attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 4 as of the date first above set forth.

EQ ADVISORS TRUST		AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

By:	/s/ Brian Walsh	By:	/s/ Michal Levy
	Brian Walsh		Michal Levy
	Chief Financial Officer and		Senior Vice President and
	Treasurer		Chief Operating Officer

APPENDIX A

INVESTMENT MANAGEMENT AGREEMENT

Portfolios

1290 VT Equity Income Portfolio

(fka, EQ/Boston Advisors Equity Income Portfolio)

1290 VT GAMCO Mergers & Acquisitions Portfolio

(fka, EQ/GAMCO Mergers and Acquisitions Portfolio)

1290 VT GAMCO Small Company Value Portfolio

(fka, EQ/GAMCO Small Company Value Portfolio)

All Asset Growth-Alt 20 Portfolio

AXA/Loomis Sayles Growth Portfolio

EQ/MFS International Growth Portfolio

EQ/PIMCO Ultra Short Bond Portfolio

EQ/T. Rowe Price Growth Stock Portfolio

EQ/UBS Growth and income Portfolio

APPENDIX B

INVESTMENT MANAGEMENT AGREEMENT

The Trust shall pay the Manager, at the end of each calendar month, compensation computed daily at an annual rate equal to the following:

(as a percentage of average daily net assets)
Fixed Income Portfolios	First $750 Million	Next $750 Million	Next $1 Billion	Next $2.5 Billion	Thereafter
EQ/PIMCO Ultra Short Bond	0.500%	0.475%	0.450%	0.430%	0.420%

(as a percentage of average daily net assets)
Equity Portfolios	First $1 Billion	Next $1 Billion	Next $3 Billion	Next $5 Billion	Thereafter
1290 VT Equity (fka, EQ/Boston Advisors Equity Income)	0.750%	0.700%	0.675%	0.650%	0.625%
1290 VT GAMCO Mergers & Acquisitions (fka, EQ/GAMCO Mergers and Acquisitions)	0.900%	0.850%	0.825%	0.800%	0.775%
1290 VT GAMCO Small Company Value (fka, EQ/GAMCO Small Company Value)	0.750%	0.700%	0.675%	0.650%	0.625%
EQ/MFS International Growth	0.850%	0.800%	0.775%	0.750%	0.725%
AXA/Loomis Sayles Growth Portfolio	0.750%	0.700%	0.675%	0.650%	0.625%
EQ/T. Rowe Price Growth Stock	0.750%	0.700%	0.675%	0.650%	0.625%
EQ/UBS Growth & Income	0.750%	0.700%	0.675%	0.650%	0.625%

(as a percentage of average daily net assets)
All Asset Growth-Alt 20			0.100%